Exhibit 2.1

CAROLINA COMPLETE HEALTH NETWORK, INC.

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Pursuant to Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, the undersigned corporation hereby submits the following for the purpose of amending and restating its Certificate of Incorporation, and does hereby certify as follows:

1. The name of the corporation is Carolina Complete Health Network, Inc. The corporation’s original Certificate of Incorporation was filed on May 19, 2016 under the name of Formation Subsidiary, Inc., and was amended and restated on February 22, 2017.

2. This Certificate of Incorporation is hereby amended and restated in its entirety, as set forth in the text of the Amended and Restated Certificate of Incorporation attached hereto as Exhibit A.

3. The Amended and Restated Certificate of Incorporation in the form attached hereto as Exhibit A has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware by the directors and stockholder of the corporation.

4 This Amended and Restated Certificate of Incorporation will be effective upon filing.

IN WITNESS WHEREOF, the corporation has caused this Amended and Restated Certificate of Incorporation to be signed by a duly authorized officer of the corporation, this 25th day of August, 2017.

CAROLINA COMPLETE HEALTH NETWORK, INC.

By:	/s/ Jeffrey W. Runge
Name:	Jeffrey W. Runge
Title:	President and Chief Executive Officer

Exhibit A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CAROLINA COMPLETE HEALTH NETWORK, INC.

ARTICLE I – NAME

The name of this corporation is Carolina Complete Health Network, Inc. (the “Corporation”).

ARTICLE II – REGISTERED OFFICE

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, 19801. The name of the registered agent at such address is The Corporation Trust Company.

ARTICLE III – PURPOSE

The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV – CAPITAL STOCK

A. Authorized Capital. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 40,001 shares, consisting of one share of Class M Common Stock, $0.01 par value per share (the “Class M Common Stock”), and 40,000 shares of Class P Common Stock, $0.01 par value per share (the “Class P Common Stock” and, together with the Class M Common Stock, the “Common Stock”). Except as otherwise stated in the Bylaws of the Corporation as may be in effect from time to time, the rights, powers and privileges and the qualifications, limitations or restrictions thereof, in respect of the Class M Common Stock and the Class P Common Stock shall be identical and shall be as described in this Article IV. Effective upon the filing of this Amended and Restated Certificate of Incorporation (the “Split Effective Time”), each 100 shares of Class M Common Stock outstanding and held of record immediately prior to the Split Effective Time shall be split, reclassified and changed into one share of Class M Common Stock (the “Reverse Stock Split”). To the extent that any holder of Class M Common Stock shall be deemed after the Split Effective Time as a result of such Reverse Stock Split to own a fractional share of Class M Common Stock, such fractional share resulting from the Reverse Stock Split shall be rounded down to the nearest whole share.

B. Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the corporation, the funds and assets available for distribution to the stockholders shall be distributed among the holders of the shares of Class M Common Stock and Class P Common Stock, pro rata based on the number of Common Stock Equivalents (as defined in Section E of this Article IV) deemed to be held by each such holder.

C. Voting. Each holder of Class M Common Stock and Class P Common Stock shall be entitled to vote at all meetings of the stockholders and shall have one vote for each Common Stock Equivalent deemed to be held by such stockholder. The Common Stock shall vote as a single class with respect to all matters submitted to a vote of stockholders of the Corporation. The holders of the Common Stock shall not have cumulative voting rights (as defined in Section 214 of the DGCL).

D. Dividends. All dividends shall be declared pro rata on the Class M Common Stock and Class P Common Stock on a pari passu basis according to the number of Common Stock Equivalents deemed to be held by such holders. Such dividends shall be payable only when, as and if declared by the Board.

E. Common Stock Equivalents. Each holder of shares of Class M Common Stock shall be deemed to hold a number of “Common Stock Equivalents” equal to the number of shares of Class M Common Stock then held by such holder, multiplied by a fraction (i) the numerator of which is the aggregate number of shares of Class P Common Stock then outstanding (less, solely for the purposes of calculating Common Stock Equivalents pursuant to Section C of this Article IV, the number of shares of Class P Common Stock that are then suspended from voting pursuant to any stockholders’ agreement entered into between the Corporation and the holders of Class P Common Stock), and (ii) the denominator of which is the aggregate number of shares of Class M Common Stock then outstanding. Each holder of shares of Class P Common Stock shall be deemed to hold a number of Common Stock Equivalents equal to the number of shares of Class P Common Stock then held by such holder. A holder of shares of Common Stock may be deemed to hold a fractional number of Common Stock Equivalents to the extent the calculations described in this Section E of this Article IV result in such a fraction.

ARTICLE V – DIRECTORS

The number of Directors of the Corporation may be fixed by the Bylaws. Elections of Directors may be, but are not required to be, by written ballot.

ARTICLE VI – LIMITATION OF LIABILITY

No person who was or is a Director of this Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for breach of the duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law; (iii) under Section 174 of the DGCL; or (iv) for any transaction from which the Director derived an improper personal benefit. If the DGCL is amended after the effective date of this Article VI to further eliminate or limit, or to authorize further elimination or limitation of, the personal liability of Directors for breach of fiduciary duty as a Director, then the personal liability of a Director to this Corporation or its stockholders shall be eliminated or limited to the full extent permitted by the DGCL, as so amended. For purposes of this Article VI, “fiduciary duty as a Director” shall include any fiduciary duty arising out of serving at the request of this Corporation as a director of another corporation, partnership, joint venture, trust or other enterprise, and “personally liable to the Corporation” shall include any liability to such other corporation, partnership, joint venture, trust or other enterprise, and any liability to this Corporation in its capacity as a security holder, joint venturer, partner, beneficiary, creditor or investor of or in any such other corporation, partnership, joint venture, trust or other enterprise. Any repeal or modification of this Article VI by the stockholders of this Corporation shall not adversely affect the elimination or limitation of the personal liability of a Director for any act or omission occurring prior to the effective date of such repeal or modification. This provision shall not eliminate or limit the liability of a Director for any act or omission occurring prior to the effective date of this Article VI.

ARTICLE VII – INDEMNITY

A. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he/she is or was or has agreed to become a Director or officer of the Corporation, or is or was serving or has agreed to serve at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against costs, charges and other expenses (including attorneys’ fees) (“Expenses”), judgments, fines and amount paid in settlement actually and reasonably incurred by him/her in connection with such action, suit or proceeding and any appeal thereof if he/she acted in good faith and in a manner he/she reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his/her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he/she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his/her conduct was unlawful. For purposes of this Article VII, “serving or has agreed to serve at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise” shall include any service by a Director or officer of the Corporation as a director, officer, employee, agent or fiduciary of such other corporation, partnership, joint venture, trust or other enterprise, or with respect to any employee benefit plan (or its participants or beneficiaries) of the Corporation or any such other enterprise.

B. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he/she is or was or has agreed to become a Director or officer of the Corporation or is or was serving or has agreed to serve at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise or by reason of any action alleged to have been taken or omitted in such capacity against Expenses actually and reasonably incurred by him/her in connection with the investigation, defense or settlement of such action or suit and any appeal thereof if he/she acted in good faith and in a manner he/she reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such Expenses which the Court of Chancery of Delaware or such other court shall deem proper.

C. To the extent that any person referred to in paragraphs (A) or (B) of this Article VII has been successful on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, in defense of any action, suit or proceeding referred to therein or in defense of any claim, issue or matter therein, he/she shall be indemnified against Expenses actually and reasonably incurred by him/her in connection therewith.

D. Any indemnification under paragraphs (A) or (B) of this Article VII (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the Director or officer is proper in the circumstances because he/she has met the applicable standard of conduct set forth in paragraphs (A) or (B). Such determination shall be made (i) by the Board of Directors by a majority vote of a quorum (as defined in the By-Laws of the Corporation) consisting of Directors who were not parties to such action, suit or proceeding, or (ii) if such quorum is not obtainable, or, even if obtainable a quorum of disinterested Directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders.

E. Expenses incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding and appeal upon receipt by the Corporation of an undertaking by or on behalf of the Director or officer to repay such amount if it shall ultimately be determined that he/she is not entitled to be indemnified by the Corporation.

F. The determination of the entitlement of any person to indemnification under paragraphs (A), (B) or (C) or to advancement of Expenses under paragraph (E) of this Article VII shall be made promptly, and in any event within thirty (30) days after the Corporation has received a written request for payment from or on behalf of a Director or officer and payment of amounts due under such sections shall be made immediately after such determination. If no disposition of such request is made within said thirty (30) days or if payment has not been made within ten (10) days thereafter, or if such request is rejected, the right to indemnification or advancement of Expenses provided by this Article VII shall be enforceable by or on behalf of the Director or officer in any court of competent jurisdiction. In addition to the other amounts due under this Article VII, Expenses incurred by or on behalf of a Director or officer in successfully establishing his/her right to indemnification or advancement of Expenses, in whole or in part, in any such action (or settlement thereof) shall be paid by the Corporation.

G. The indemnification and advancement of Expenses provided by this Article VII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of Expenses may be entitled under any law (common or statutory), By-law, agreement, vote of stockholders or disinterested Directors or otherwise, both as to action in his/her official capacity and as to action in another capacity while holding such office, or while employed by or acting as a Director or officer of the Corporation or as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, and shall continue as to a person who has ceased to be a Director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person. Notwithstanding the provisions of this Article VII, the Corporation shall indemnify or make advancement of Expenses to any person referred to in paragraphs (A) or (B) of this Article VII to the full extent permitted under the laws of Delaware and any other applicable laws, as they now exist or as they may be amended in the future.

H. All rights to indemnification and advancement of Expenses provided by this Article VII shall be deemed to be a contract between the Corporation and each Director or officer of the Corporation who serves, served or has agreed to serve in such capacity, or at the request of the Corporation as director or officer of another corporation, partnership, joint venture, trust or other enterprise, at any time while this Article VII and the relevant provisions of the DGCL or other applicable law, if any, are in effect. Any repeal or modification of this Article VII, or any repeal or modification of relevant provisions of the DGCL or any other applicable law, shall not in any way diminish any rights to indemnification of or advancement of Expenses to such Director or officer or the obligations of the Corporation.

I. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was or has agreed to become a Director or officer of the Corporation, or is or was serving or has agreed to serve at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him/her and incurred by him/her in any such capacity, or arising out of his/her status as such, whether or not the Corporation would have the power to indemnify him/her against such liability under the provisions of this Article VII.

J. The Board of Directors may, by resolution, extend the provisions of this Article VII pertaining to indemnification and advancement of Expenses to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he/she is or was or has agreed to become an employee, agent or fiduciary of the Corporation or is or was serving or has agreed to serve at the request of the Corporation as a director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, trust or other enterprise or with respect to any employee benefit plan (or its participants or beneficiaries) of the Corporation or any such other enterprise.

K. The invalidity or unenforceability of any provision of this Article VII shall not affect the validity or enforceability of the remaining provisions of this Article VII.

ARTICLE VIII – FORUM SELECTION

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation; (b) any action asserting a claim for breach of a fiduciary duty owed by any Director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders; (c) any action asserting a claim arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the By-Laws; or (d) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.

ARTICLE IX – AMENDMENTS

A. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws or adopt new Bylaws without any action on the part of the stockholders; provided that any Bylaw adopted or amended by the Board of Directors, and any powers thereby conferred, may be amended, altered or repealed by the stockholders.

B. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation.

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